SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549

                                  SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934



                               Synergy Brands Inc.
                          -----------------------------
                                (Name of Issuer)


                                  Common Stock
                          -----------------------------
                         (Title of Class of Securities)


                                   87159E-10-5
                          -----------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     Rule 13d-1 (b)

X    Rule 13d-1 (c)

     Rule 13d-1 (d)

CUSIP No. 87159E-10-5
- -------------------------------------------------------------------------------

 1)  Names of  Reporting  Persons S.S. or I.R.S.  Identification  Nos. of Above
     Persons
     Lawrence K. Fleischman  ss# ###-##-####
- -------------------------------------------------------------------------------

 2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)   NA
     (b)   NA
- -------------------------------------------------------------------------------

 3)   SEC Use Only
- -------------------------------------------------------------------------------

 4)   Citizenship or Place of Organization
      United States
- -------------------------------------------------------------------------------

 Number            (5)   Sole Voting Power 774,015 (includes options exercisable
 of                 within 60 days)
 Shares            ------------------------------------------------------------
 Beneficially
 Owned             (6)   Shared Voting Power none
 By
 Each              ------------------------------------------------------------
 Reporting
 Person            (7)   Sole Dispositive Power 774,015 (includes options
 With                exercisable within 60 days)
                   ------------------------------------------------------------

                   (8)   Shared Dispositive Power none
- -------------------------------------------------------------------------------

 9)   Aggregate Amount Beneficially Owned by Each Reporting Person  774,015
- -------------------------------------------------------------------------------

 10)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares

- -------------------------------------------------------------------------------

 11)  Percent of Class Represented by Amount in Row (11) 8.00%
- -------------------------------------------------------------------------------

 12)  Type of Reporting Person (See Instructions)
      inidividual (IN)
- -------------------------------------------------------------------------------

ITEM 1(A):        Name of Issuer: Synergy Brands Inc.

ITEM 1(B):        Address of Issuer's Principal Executive Offices:
                  40 Underhill Blvd,
                  Syosset, NY  11791

ITEM 2(A):        Name of Person Filing: Lawrence Fleischman

ITEM 2(B):        Address of Principal Business Office or, if none, Residence:
                  c/o Capital Vision Group Inc.
                  150 Vanderbilt Motor PKWY.
                  Ste. 311
                  Hauppauge, NY  11788

ITEM 2(C):        Citizenship: United States

ITEM 2(D):        Title of Class of Securities:
                       Common Stock

ITEM 2(E):        CUSIP Number: 87159E-10-5


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(b), OR 240.13D-2(b), OR (C) CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

         (a) [ ] Broker or Dealer registered under Section 15 of the Act

         (b) [ ] Bank as defined in Section 3(a)(6) of the Act

         (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act

         (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940

         (e) [ ] Investment Adviser in accordance with section 240.13d-1 (b) (1)
         (ii) (E) the Investment Advisers Act of 1940

         (f) [ ] An employee  Benefit Plan or endowment fund in accordance  with section 240.13d-1(b)(1) (ii)(F)

         (g) [ ] Parent  Holding  Company or control  person in accordance  with section 240.13d-1(1)(ii)(G)

         (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

         (j) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

 ITEM 4. OWNERSHIP (Please refer to Exhibit A for additional information)

         (a) Amount Beneficially Owned: 774,015 (includes options exercisable within 60 days)

         (b)      Percent of Class: 8.0%

         (c) Number of shares as to which such person has:

            (i)      sole power to vote or to direct the vote
                     774,015 (includes options exercisable within 60 days)

            (ii) shared power to vote or to direct the vote none

            (iii) sole power to dispose or to direct the disposition of 774,015 (includes options exercisable within 60 days)

            (iv)     shared power to dispose or to direct the disposition of

                     none

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         (a) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(b):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control if the issuer of the securities and were not acquired and are not in connection with or as a participant in any transaction having that purpose or effect.

         (b) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(c)

         By signing below I certify that, to the best of my knowledge and beleif, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acqired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  September 29, 1999

By:  /s/ Lawrence Fleischman
   ---------------------------------------
         Lawrence Fleischman